EXHIBIT 99

DEAN HOLDING COMPANY

CONSOLIDATED BALANCE SHEET INFORMATION

(Unaudited)

(In thousands)

June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$9,765
Receivables, net	300,039
Inventories	125,182
Deferred income taxes	23,336
Prepaid expenses and other current assets	6,366

Total current assets	464,688
Property, plant and equipment, net	503,782
Goodwill	46,428
Identifiable intangible and other assets, net	186,182

Total	$1,201,080

Liabilities and Parent’s Net Investment
Current liabilities:
Accounts payable and accrued expenses	$189,259
Current portion of debt	6

Total current liabilities	189,265
Long-term debt	191,020
Deferred income taxes	105,053
Other long-term liabilities	44,467
Parent’s net investment:
Parent’s net investment	674,728
Accumulated other comprehensive loss	(3,453)

Total parent’s net investment	671,275

Total	$1,201,080

DEAN HOLDING COMPANY

CONSOLIDATED OPERATING INFORMATION

(Unaudited)

(In thousands)

Six Months Ended June 30, 2012
Net sales	$2,022,588
Cost of sales	1,569,440

Gross profit	453,148
Operating costs and expenses:
Selling and distribution	312,951
General and administrative	27,183
Amortization of intangibles	599

Total operating costs and expenses	340,733

Operating income	112,415
Other expense:
Interest expense	5,743
Other expense, net	55,848

Total other expense	61,591

Income before income taxes	50,824
Income taxes	18,587

Net income	$32,237

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